Exhibit 10.1

AMERICAN REBEL HOLDINGS, INC.

218 3rd Avenue North, #400
Nashville, Tennessee 37201

December 26, 2025

VIA EMAIL (PDF)

RAEK Data, LLC
21950 E Country Vista Drive, Unit 400
Liberty Lake, WA 99019
Attn: Cory Crapes

Re: Notice of Exercise of Option to Purchase Additional Membership Interests

Dear Mr. Crapes:

American Rebel Holdings, Inc., a Nevada corporation (the “Buyer”), hereby provides notice to RAEK Data, LLC, a Delaware limited liability company (the “Seller”), that Buyer is exercising its option to purchase additional membership interests of Seller pursuant to Section 1.06 of that certain Minority Membership Interest Purchase Agreement, effective as of September 30, 2025 (the “Agreement”).

1. Option Exercise. Buyer hereby irrevocably elects to purchase from Seller, and Seller shall sell to Buyer, additional membership interests in Seller equal to a fully diluted ownership interest percentage of two percent (2.0%) (the “Additional Interests”), on the terms and subject to the conditions set forth in the Agreement.

2. Purchase Price; Form of Consideration. The purchase price for the Additional Interests is One Million Dollars ($1,000,000.00) (the “Option Purchase Price”). Buyer elects to pay the Option Purchase Price in shares of Buyer’s Series D Convertible Preferred Stock, $0.001 par value per share (the “Series D Preferred”), with a stated value of $7.50 per share. Based on such stated value, Buyer will deliver at Closing one hundred thirty-three thousand three hundred thirty-four (133,334) shares of Series D Preferred (aggregate stated value $1,000,005.00), the additional Five Dollars ($5.00) shall be documented as an administrative fee for the transaction.

3. Determination of Units / Membership Interests. Because the Agreement defines the Additional Interests by reference to a two percent (2.0%) fully diluted ownership interest, Buyer requests that Seller promptly provide (i) Seller’s current fully diluted capitalization schedule (including all outstanding membership units/interests and any reserved, issuable, or convertible interests, if applicable), and (ii) the resulting number of newly issued membership units to be issued to Buyer at Closing to evidence the Additional Interests. The Parties will confirm this number in writing prior to Closing.

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4. Closing; Deliverables. Buyer proposes that the closing of the purchase of the Additional Interests (the “Option Closing”) occur remotely by electronic exchange of documents and signatures on a mutually agreeable date that is no later than five (5) calendar days after Seller’s delivery of the information described in Paragraph 3 above (Closing shall not occur after December 31, 2025). At the Option Closing, (a) Seller will deliver documentation (including an updated membership ledger) reflecting issuance of the Additional Interests to Buyer, free and clear of any encumbrances, and (b) Buyer will deliver the Series D Preferred consideration described above and the cash remainder (if any), together with any customary certificates or authorizations reasonably requested to evidence due issuance of the Series D Preferred.

5. Notices. This notice is being delivered in accordance with the notice provisions of the Agreement. Please confirm receipt in writing.

Please contact the undersigned to coordinate the Option Closing and to exchange draft closing documents. Wire instructions for the cash remainder may be provided separately.

Sincerely,

AMERICAN REBEL HOLDINGS, INC.

By:	/s/ Charles A. Ross, Jr.
Name: Charles A. Ross, Jr.
Title: Chief Executive Officer

cc: DeMint Law, PLLC (Attn: Anthony N. DeMint, Esq.)

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